EXHIBIT 99.1

INTERNATIONAL REAL ESTATE FIRM LAUNCHES HINES REAL ESTATE INVESTMENT TRUST, INC.
OFFERING OF UP TO $2.2 BILLION

Hines Interests Limited Partnership (Hines) announces the initial offering of Hines Real Estate Investment Trust, Inc. (Hines REIT) which is the firm’s first real estate investment product available to the public.

Hines REIT is offering 200 million shares of common stock priced at $10.00 per share (with discounts available for certain categories of purchasers). In addition, Hines REIT is also offering up to 20 million shares of common stock at $9.50 per share under its dividend reinvestment plan. Hines Real Estate Securities, Inc. will manage this best efforts offering through selected broker dealers and financial advisors. Hines REIT and Hines Real Estate Securities, Inc. are both affiliates of Hines – a fully integrated real estate investment and management firm which has been providing acquisition, development, financing, property management, leasing or disposition services since 1957.

Hines REIT intends to invest in a diversified portfolio of well-constructed office properties with quality tenants in desirable locations throughout the U.S. Hines REIT may also invest in properties outside of the United States, non-office properties, mortgage loans and ground leases.

Hines Real Estate Investment Trust, Inc., is located at 2800 Post Oak Boulevard, Suite 5000, Houston, Texas 77056.

This is neither an offer nor a solicitation to purchase securities. Such an offer can be made only by means of a prospectus. For a prospectus, please contact Hines Real Estate Securities, Inc., the dealer manager, at 2800 Post Oak Blvd., Suite 4700, Houston, Texas 77056, phone 1-888-446-3773. No sales may be made in any State where an offer or sale would be unlawful before local registration.

Neither the Securities and Exchange Commission, the Attorney General of the State of New York nor any other state securities regulator has passed on or endorsed the merits of the offering of Hines REIT. Any representation to the contrary is unlawful.